Exhibit 99.1

News Release

Public Storage

701 Western Avenue

Glendale, CA 91201-2349

PublicStorage.com

For Release:	Immediately
Date:	September 13, 2023

Public Storage Announces Closing of Simply Self Storage Acquisition

GLENDALE, California & New York – Public Storage (NYSE:PSA) (the “Company”) announced today that it has completed the previously announced acquisition of Simply Self Storage (“Simply”) from Blackstone Real Estate Income Trust, Inc. (“BREIT”) for $2.2 billion.

The portfolio comprises 127 wholly-owned properties and 9 million net rentable square feet that are geographically diversified across 18 states and located in markets with population growth that has been approximately double the national average since 2018. Approximately 65% of the properties are located in high-growth Sunbelt markets.

Public Storage is deploying its industry-leading brand and operating platform to drive customer recognition and enhance performance. The Company has integrated an additional 25 properties into its PS Advantage® third-party management platform. By combining the Simply team with Public Storage’s leading platform, the Company is deepening its presence in fast-growing markets, bolstering its core strengths, and unlocking additional opportunities for growth and value creation.

Public Storage funded the acquisition by utilizing its growth-oriented balance sheet to issue $2.2 billion of senior unsecured notes and quickly closed the transaction in a well-coordinated effort with the Simply and Blackstone teams. The Company expects the transaction will be accretive to FFO per share, with accretion accelerating through stabilization. A presentation with further detail is available on the Investor Relations section of PublicStorage.com.

The acquisition reflects Public Storage’s continued execution of its opportunistic growth strategy. Since the start of 2019, the Company has expanded its portfolio by 54 million net rentable square feet, or 33%, through $10.7 billion of acquisitions, development, and redevelopment, including properties under contract. Recent acquisition and development properties in the Company’s non-same store pool account for nearly 30% of the portfolio, providing significant growth for Public Storage and its stakeholders as the properties lease up over the next few years.

“We are pleased to welcome Simply’s team, customers, and third-party management partners to Public Storage’s industry-leading brand and platform,” said Joe Russell, Public Storage’s Chief Executive Officer. “We thank the Simply and Blackstone teams for their partnership through this process. The expeditious execution and integration further demonstrate our position as an acquirer of choice in the self-storage industry.”

Nadeem Meghji, Head of Blackstone Real Estate Americas, said, “This sale represents a terrific outcome for BREIT investors and enables us to further concentrate BREIT’s portfolio in its highest growth sectors. Public Storage is a leader in its space and will be an excellent steward of this portfolio.”

Eastdil Secured served as financial advisor to Public Storage, and Wachtell, Lipton, Rosen & Katz and Hogan Lovells US LLP acted as legal advisors.

Wells Fargo and Newmark Group, Inc. served as lead financial advisors to BREIT, and BMO Capital Markets, Citigroup Global Markets Inc. and Sumitomo Mitsui Banking Corporation (SMBC) also served as financial advisors. Simpson Thacher & Bartlett LLP acted as BREIT’s legal advisor.

Contacts

Public Storage

Ryan Burke

(818) 244-8080, Ext. 1141

Blackstone

Jeffrey Kauth

Jeffrey.Kauth@Blackstone.com

(212) 583-5395

About Public Storage

Public Storage, a member of the S&P 500 and FT Global 500, is a REIT that primarily acquires, develops, owns, and operates self-storage facilities. At June 30, 2023, we had: (i) interests in 2,888 self-storage facilities located in 40 states with approximately 206 million net rentable square feet in the United States and (ii) a 35% common equity interest in Shurgard Self Storage Limited (Euronext Brussels:SHUR), which owned 266 self-storage facilities located in seven Western European nations with approximately 15 million net rentable square feet operated under the Shurgard® brand. Our headquarters are located in Glendale, California.

Additional information about Public Storage is available on the Company’s website at PublicStorage.com.

About Blackstone Real Estate Income Trust

Blackstone Real Estate Income Trust, Inc. (BREIT) is a perpetual-life, institutional quality real estate investment platform that brings private real estate to income focused investors. BREIT invests primarily in stabilized, income-generating U.S. commercial real estate across key property types and to a lesser extent in real estate debt investments. BREIT is externally managed by a subsidiary of Blackstone (NYSE: BX), a global leader in real estate investing. Blackstone’s real estate business was founded in 1991 and has approximately $333 billion in investor capital under management. Further information is available at www.breit.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on the beliefs and assumptions of the Company’s and BREIT’s management made based on information currently available to them and may be identified by the use of the words “outlook,” “guidance,” “expects,” “believes,” “anticipates,” “should,” “estimates,” and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s or BREIT’s respective actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Risks and uncertainties that may impact the Company’s or BREIT’s respective future results and performance include, but are not limited to those described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 21, 2023, BREIT’s Annual Report on Form 10-K filed with the SEC on March 17, 2023 as well as under the section entitled “Risk Factors” in BREIT’s prospectus and in the Company’s and BREIT’s other filings with the SEC, each of which is accessible on the SEC’s website at www.sec.gov. These include changes in demand for the Company’s and BREIT’s facilities, impacts of natural disasters, adverse changes in laws and regulations including governing property tax, evictions, rental rates, minimum wage levels, and insurance, adverse economic effects from the COVID-19 Pandemic, international military conflicts, or similar events impacting public health and/or economic activity, adverse impacts from inflation, unfavorable foreign currency rate fluctuations, changes in federal or state tax laws related to the taxation of REITs, security breaches, including ransomware, or a failure of networks, systems, or technology. These forward-looking statements are not guarantees of future plans and speak only as of the date of this press release or as of the dates indicated in the statements. Actual plans and operating results may differ materially from what is expressed or forecasted in this press release. All forward-looking statements, including those in this press release, are qualified in their entirety by this cautionary statement. The Company and BREIT expressly disclaim any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events, or circumstances after the date of these forward-looking statements, except when expressly required by law. Given these risks and uncertainties, you should not rely on any forward-looking statements in this press release, or which the Company’s or BREIT’s management may make orally or in writing from time to time, neither as predictions of future events nor guarantees of future performance.

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